Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2017 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 21, 2018) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2017 fourth quarter and twelve fiscal months ended December 31, 2017.
Fourth Quarter Highlights:

•	Growth in revenues to $69.4 million, up 24.4% year-over-year

•	Earnings increased to $0.33 per diluted share, compared to $0.22 reported last year

•	Adjusted diluted EPS* increased 50% to $0.39 compared to prior year $0.26

•	Operating margin for the quarter is 10.0%, adjusted operating margin* for the quarter is 11.1%

•	Cash from operations was $7.9 million with free cash flow* of $5.4 million

•	Book-to-bill remains strong at 1.18, continues to reflect broadly improving end-markets

•	Enactment of the US Tax Cuts and Jobs Act impact, while provisional, of $1.5 million expense

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our operating performance in the fourth quarter of 2017 continues to demonstrate our ability to capitalize on an improved business climate across our end markets. We had good operating margins, solid cash generation and continued to capture opportunity, reflected in our steady, strong book-to-bill. 2017 was a successful year for VPG, and as we progress through next year, we believe we have an opportunity to further leverage our end markets and deliver value to our shareholders.”

The Company grew fourth fiscal quarter 2017 net earnings attributable to VPG stockholders to $4.5 million, or $0.33 per diluted share, compared to $3.0 million, or $0.22 per diluted share, in the fourth fiscal quarter of 2016. This growth was achieved despite a foreign currency exchange rates headwind that reduced net income by $0.7 million, or $0.05 per diluted share relative to the fourth quarter of last year.
In the twelve fiscal months ended December 31, 2017, net earnings attributable to VPG stockholders grew to $14.3 million, or $1.07 per diluted share, compared to $6.4 million, or $0.48 per diluted share, in the twelve fiscal months ended 2016. This growth was achieved despite a negative impact from foreign currency exchange rates of $2.9 million, or $0.21 per diluted share, as compared to the prior year’s twelve-month period.
Included within Other income (expense) and in cash from operations, for the twelve fiscal months ended December 31, 2017, are net proceeds of $1.5 million related to a one time lease termination payment at the Company’s Tianjin, People's Republic of China location. The relocation of operations in Tianjin has been completed.
Fourth fiscal quarter 2017 adjusted net earnings attributable to VPG stockholders grew 55% to $5.3 million, or $0.39 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $3.4 million, or $0.26 per diluted share, for the comparable prior year period.
Twelve fiscal months ended December 31, 2017 adjusted net earnings attributable to VPG stockholders grew by 54% to $15.3 million, or $1.14 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $9.9 million, or $0.74 per diluted share, for the comparable prior year period.
The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, to the most directly comparable U.S. GAAP measures.
Segments
Foil Technology Products segment revenues grew 17.6% to $29.9 million in the fourth fiscal quarter of 2017, up from $25.4 million in the fourth fiscal quarter of 2016; sequential revenue increased 2.0% up from $29.3 million in the third quarter of 2017. The year-over-year increase in revenues was attributable to precision resistors growth in all regions for the test and measurement and AMS markets, in addition to an increase mainly in the advance sensors products for the force measurement market mainly in Asia. The sequential increase in revenues was attributable to the advanced sensors products for the force measurement market in Asia.
Gross profit margin for the segment was 39.3% for the fourth fiscal quarter of 2017, a decrease compared to 40.6% in the fourth fiscal quarter of 2016 and 41.7% in the third fiscal quarter of 2017. The year-over-year decline in gross margin reflects a negative exchange rate impact and inventory adjustments. The sequential decline in gross margins primarily reflects inventory adjustments, an increase in wages and repair and maintenance, and a negative exchange rate impact.
Force Sensors segment revenues grew 20.0% to $17.7 million in the fourth fiscal quarter of 2017, up from $14.8 million in the fourth fiscal quarter of 2016; sequential revenue increased 6.8% up from $16.6 million in the third quarter of 2017. The year-over-year increase in revenues was attributable to OEM customers in the force measurement market, mainly in the Americas and Europe. The increase in sequential revenue was attributable to OEM customers in the force measurement market in the Americas.
Gross profit margin for Force Sensors was 29.5% for the fourth fiscal quarter of 2017, an increase compared to 25.3% in the fourth fiscal quarter of 2016 and 28.6% in the third fiscal quarter of 2017. Gross margins were up compared to the prior year period and sequentially directly due to the volume increase experienced in the fourth fiscal quarter of 2017.
Weighing and Control Systems segment revenues grew by 39.6% to $21.8 million in the fourth fiscal quarter of 2017, up from $15.6 million in the fourth fiscal quarter of 2016; sequential revenue increased 29.2% from $16.9 million in the third fiscal quarter of 2017. The increased year-over-year revenues and sequential revenues are primarily attributable to the steel market in Europe and Asia in addition to on-board weighing products in Europe and the Americas. Additionally, the year-over-year revenues were positively impacted by exchange rates.
Fourth fiscal quarter 2017 gross profit margin for the segment was 44.8%, a decline from the fourth fiscal quarter of 2016 of 46.5% and up from the third fiscal quarter of 2017 of 43.1%. The year-over-year decline in gross margin was primarily due to an increase in fixed manufacturing costs. The sequential gross margin improvement mainly reflects higher volumes.
Near-Term Outlook
“In light of an improved business environment, excluding the cyclical nature of the project-driven end user steel market, and at constant fourth fiscal quarter 2017 exchange rates, we expect net revenues in the range of $65 million to $70 million for the first fiscal quarter of 2018,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, acquisition costs, strategic alternative evaluation costs, gain on sale of building, restructuring costs, net proceeds from lease termination, tax rebate and associated tax effects, including the enactment of the U.S Tax Cuts and Jobs Act. “Adjusted gross margin” is defined as gross margin before acquisition purchase accounting adjustments. “Adjusted operating margin” is defined as operating margin before acquisition purchase accounting adjustments, acquisition costs, strategic alternative evaluation costs, gain on sale of building and restructuring costs. “Free cash flow” is defined as the amount of cash generated from operations ($7.9 million for the fourth fiscal quarter of 2017), in excess of our capital expenditures ($2.6 million for the fourth fiscal quarter of 2017) net of proceeds, if any, for the sale of assets ($0.1 million in the fourth fiscal quarter of 2017). For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (February 21) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 7782211, or log on to the investor relations page of the VPG website at www.vpgsensors.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10116650. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2017	December 31, 2016
Net revenues	$69,439	$55,814
Costs of products sold	42,699	34,540
Gross profit	26,740	21,274
Gross profit margin	38.5%	38.1%

Selling, general, and administrative expenses	19,063	15,529
Acquisition costs	—	80
Restructuring costs	752	271
Operating income	6,925	5,394
Operating margin	10.0%	9.7%

Other income (expense):
Interest expense	(450)	(410)
Other	(254)	31
Other (expense) income - net	(704)	(379)

Income before taxes	6,221	5,015

Income tax expense	1,771	2,035

Net earnings	4,450	2,980
Less: net earnings attributable to noncontrolling interests	(26)	(25)
Net earnings attributable to VPG stockholders	$4,476	$3,005

Basic earnings per share attributable to VPG stockholders	$0.34	$0.23
Diluted earnings per share attributable to VPG stockholders	$0.33	$0.22

Weighted average shares outstanding - basic	13,292	13,192
Weighted average shares outstanding - diluted	13,529	13,450

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2017	December 31, 2016
Net revenues	$254,350	$224,929
Costs of products sold	156,067	142,120
Gross profit	98,283	82,809
Gross profit margin	38.6%	36.8%

Selling, general, and administrative expenses	74,614	68,938
Acquisition costs	—	494
Restructuring costs	2,044	2,666
Operating income	21,625	10,711
Operating margin	8.5%	4.8%

Other income (expense):
Interest expense	(1,842)	(1,486)
Other	780	382
Other (expense) income - net	(1,062)	(1,104)

Income before taxes	20,563	9,607

Income tax expense	6,169	3,199

Net earnings	14,394	6,408
Less: net earnings attributable to noncontrolling interests	49	4
Net earnings attributable to VPG stockholders	$14,345	$6,404

Basic earnings per share attributable to VPG stockholders	$1.08	$0.49
Diluted earnings per share attributable to VPG stockholders	$1.07	$0.48

Weighted average shares outstanding - basic	13,262	13,187
Weighted average shares outstanding - diluted	13,471	13,419

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,292	$58,452
Accounts receivable, net of allowances for doubtful accounts	46,789	34,270
Inventories:
Raw materials	16,601	15,647
Work in process	23,160	21,115
Finished goods	20,174	19,559
Inventories, net	59,935	56,321
Prepaid expenses and other current assets	10,299	6,831
Total current assets	191,315	155,874

Property and equipment, at cost:
Land	3,434	3,344
Buildings and improvements	50,276	48,454
Machinery and equipment	95,158	89,080
Software	7,955	7,441
Construction in progress	2,252	4,340
Accumulated depreciation	(103,401)	(97,374)
Property and equipment, net	55,674	55,285

Goodwill	19,181	18,717

Intangible assets, net	20,475	21,585

Other assets	19,906	19,049
Total assets	$306,551	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2017	December 31, 2016
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$13,678	$8,264
Payroll and related expenses	15,892	11,978
Other accrued expenses	15,952	13,285
Income taxes	2,515	772
Current portion of long-term debt	3,878	2,623
Total current liabilities	51,915	36,922

Long-term debt, less current portion	28,477	33,529
Deferred income taxes	2,300	735
Other liabilities	14,131	13,054
Accrued pension and other postretirement costs	16,424	14,713
Total liabilities	113,247	98,953

Commitments and contingencies

Equity:
Common stock	1,288	1,278
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	192,904	190,373
Retained earnings	43,076	28,731
Accumulated other comprehensive loss	(35,450)	(40,337)
Total Vishay Precision Group, Inc. stockholders' equity	193,156	171,383
Noncontrolling interests	148	174
Total equity	193,304	171,557
Total liabilities and equity	$306,551	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31, 2017	December 31, 2016
Operating activities
Net earnings	$14,394	$6,408
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,626	11,149
(Gain) loss on disposal of property and equipment	(195)	(823)
Share-based compensation expense	1,499	37
Inventory write-offs for obsolescence	2,065	1,755
Deferred income taxes	1,890	301
Other	893	(2,044)
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(10,537)	1,322
Inventories	(4,307)	(1,968)
Prepaid expenses and other current assets	(3,260)	955
Trade accounts payable	2,009	237
Other current liabilities	7,652	(5,824)
Net cash provided by operating activities	22,729	11,505

Investing activities
Capital expenditures	(6,960)	(10,425)
Proceeds from sale of property and equipment	541	4,203
Purchase of business	—	(10,626)
Net cash used in investing activities	(6,419)	(16,848)

Financing activities
Principal payments on long-term debt	(2,628)	(2,133)
Proceeds from revolving facility	41,000	25,000
Payments on revolving facility	(41,000)	(20,000)
Distributions to noncontrolling interests	(75)	(15)
Payments of employee taxes on certain share-based arrangements	(303)	(85)
Net cash (used in) provided by financing activities	(3,006)	2,767
Effect of exchange rate changes on cash and cash equivalents	2,536	(1,613)
Increase (decrease) in cash and cash equivalents	15,840	(4,189)

Cash and cash equivalents at beginning of year	58,452	62,641
Cash and cash equivalents at end of year	$74,292	$58,452

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(10,092)	$(10,425)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(1,303)	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Gross profit	$26,740	$21,274	$98,283	$82,809
Gross profit margin	38.5%	38.1%	38.6%	36.8%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	49	49	91	586

Adjusted gross profit	$26,789	$21,323	$98,374	$83,395
Adjusted gross profit margin	38.6%	38.2%	38.7%	37.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating income	6,925	5,394	$21,625	10,711
Operating margin	10.0%	9.7%	8.5%	4.8%

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	49	49	91	586
Acquisition costs	—	80	—	494
Strategic alternative evaluation costs	—	265	—	1,344
Gain on sale of building	—	(837)	—	(837)
Restructuring costs	752	271	2,044	2,666

Adjusted operating income	$7,726	$5,222	$23,760	$14,964
Adjusted operating margin	11.1%	9.4%	9.3%	6.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Years ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net earnings attributable to VPG stockholders	$4,476	$3,005	$14,345	$6,404

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	49	49	91	586
Acquisition costs	—	80	—	494
Strategic alternative evaluation costs	—	265	—	1,344
Gain on sale of building	—	(837)	—	(837)
Restructuring costs	752	271	2,044	2,666

Reconciling items affecting other income/expense
Net proceeds from lease termination	—	—	(1,544)	—
Tax rebate	189	—	189	—

Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	165	(597)	(174)	719
Adjusted net earnings attributable to VPG stockholders	$5,301	$3,430	$15,299	$9,938

Weighted average shares outstanding - diluted	13,529	13,450	13,471	13,419

Adjusted net earnings per diluted share	$0.39	$0.26	$1.14	$0.74